CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 45 to Registration Statement No. 2-52711 on Form N-1A of our report dated June 23, 2009, relating to the financial statements and financial highlights of Ready Assets Prime Money Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the period ended April 30, 2009. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Princeton, New Jersey
August 24, 2009